Rennova Health completes purchase of

a FIFTY-FOUR bed acute care hospital in Jellico, TN.

West Palm Beach, Fla. (March 7, 2019) Rennova Health, Inc. (OTC: RNVA), (OTC: RNVAW) (“Rennova” or the “Company”), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers, announced today that it has completed the acquisition of its third hospital by closing on the previously reported Asset Purchase Agreement to acquire a fifty-four bed acute care hospital, based in Jellico, Tennessee and CarePlus Center in Williamsburg, Kentucky for approximately $658,000. The hospital, known as Jellico Community Hospital, and the CarePlus Center were acquired from Jellico Community Hospital, Inc. and CarePlus Rural Health Clinic, LLC respectively. Due diligence, legal and other costs associated with the acquisition are estimated to be approximately $250,000 meaning the total cost of acquisition to the Company is approximately $908,000.

Jellico Community Hospital is a fully operational 54-bed acute care facility that offers comprehensive services, including diagnostic imaging, radiology, surgery (general, gynecological and vascular), nuclear medicine, wound care and hyperbaric medicine, intensive care, emergency care, and physical therapy. The CarePlus Center offers sophisticated testing capabilities and compassionate care, all in a modern, patient-friendly, environment. Services include Diagnostic Imaging Services, X-ray, Mammography, Bone Densitometry, Computed Tomography (CT), Ultrasound, Physical Therapy and Laboratory Services on a walk-in basis.

Annual net revenues in recent years have been approximately $12 million with government payers including Medicare and Medicaid accounting for in excess of 70% of the payor mix. Rennova does not expect that payor mix to change significantly in the near future.

“We are delighted to close this acquisition and believe the purchase price once again demonstrates our ability to purchase operating assets at a fair and favorable price,” said Seamus Lagan, CEO of Rennova. “This acquisition is expected to add approximately $12 million per annum in collectable net revenue and means we now own three hospitals and two physicians’ offices, providing needed services to their respective communities, within 100 miles of each other. We believe we can grow the combined revenues to in excess of $50 million and believe we will benefit and profit from synergies in management and provision of services between the facilities.”

About Rennova Health, Inc.

Rennova operates three rural hospitals in Tennessee and provides industry-leading diagnostics and supportive software solutions to healthcare providers. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health

Sebastien Sainsbury, 561-666-9818

ssainsbury@rennovahealth.com

# # #